Exhibit 99.1

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 649-4030
SANDERSON FARMS, INC. HOLDS ANNUAL MEETING OF STOCKHOLDERS
LAUREL, Miss. (February 17, 2011) — Sanderson Farms, Inc. (NASDAQ: SAFM) announced today that it held its annual meeting of stockholders this morning at its home office in Laurel, Mississippi. In the formal business conducted at the meeting, stockholders re-elected five directors to three-year terms expiring at the 2014 annual meeting. Management also reported on the Company’s performance during fiscal 2010. Re-elected to three-year terms were Lampkin Butts, President and Chief Operating Officer, Sanderson Farms, Inc.; Beverly Wade Hogan, President of Tougaloo College; Phil K. Livingston, Retired Chairman and Chief Executive Officer, Deposit Guaranty National Bank of Louisiana; Charles W. Ritter, Jr., Retired President and Director, the Attala Company and Joe F. Sanderson, Jr., Chairman and Chief Executive Officer, Sanderson Farms, Inc.
     Other directors, whose terms continue to future years, include: John H. Baker,III, Fred Banks, Jr., John Bierbusse, Mike Cockrell, Toni D. Cooley, Robert C. Khayat, Dianne Mooney, Gail Jones Pittman and Rowan H. Taylor. In other action at the annual meeting, stockholders approved the Sanderson Farms, Inc. and Affiliates Amended and Restated Stock Incentive Plan; approved, in a non-binding advisory vote, the compensation of the Company’s Named Executive Officers; determined by a majority of the votes cast that future non-binding advisory votes on compensation of the Company’s Named Executive Officers should be held every three years; and ratified the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending October 31, 2011. Ernst & Young has served as the independent auditors for Sanderson Farms since the Company went public in 1987.
     In his remarks to stockholders concerning the Company’s operations, Joe F. Sanderson, chairman of the board and chief executive officer of Sanderson Farms, said, “Fiscal 2010 was a successful year by nearly every measure. Our financial and operating performance reflects our successful execution of our strategy to combine steady, manageable growth with superior operations. We continued to make the necessary investments to ensure our future growth and improve shareholder value, as we completed our new Kinston, North Carolina complex on schedule and on budget. We began processing chicken at the new complex in January.
     “Fiscal 2010 was highlighted by record annual sales of $1.9 billion, surpassing the previous year’s record by over seven percent,” added Sanderson. “Our revenue growth reflects the solid execution of our growth strategy to steadily increase our production capacity, and our net results reflect the quality of our operations. Consumer demand for chicken products at retail grocery stores was steady throughout the year, but we continued to experience reduced demand from food service customers, reflecting the considerable slowdown in restaurant traffic across the country.
     “Our operations performed well in our industry in terms of operating efficiencies and profitability as we processed a record 2.6 billion pounds of dressed poultry in fiscal 2010 compared with 2.4 billion pounds during fiscal 2009. For fiscal 2010, we were pleased to reward our shareholders with record net income of $134.8 million, or $6.07 per share, compared with $82.3 million, or $3.94 per share, in fiscal 2009,” Sanderson concluded.
     Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.
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Sanderson Farms Holds Annual Meeting of Stockholders

February 17, 2011
     This press release may include forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to those discussed under Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended October 31, 2010, and the following:
(1)	Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

(2)	Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, either of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

(3)	Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

(4)	Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.(5) Various inventory risks due to changes in market conditions.

(5)	Various inventory risks due to changes in market conditions.

(6)	Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

(7)	Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

(8)	Disease outbreaks affecting the production performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9)	Changes in the availability and cost of labor and growers.

(10)	The loss of any of the Company’s major customers.

(11)	Inclement weather that could hurt Company flocks or otherwise adversely affect its operations, or changes in global weather patterns that could impact the supply of feed grains.

(12)	Failure to respond to changing consumer preferences.

(13)	Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.
     Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release or in the related conference call, the words “believes”, “estimates”, “plans”, “expects”, “should”, “outlook”, and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include statements of the Company’s belief about future earnings.
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